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                                                                    EXHIBIT 10.1

                               EMPLOYMENT CONTRACT
                                     BETWEEN

                           PAREXEL INTERNATIONAL GMBH

                            Klinikum Westend, Haus 18
                               Spandauer Damm 130
                                 D-14050 Berlin
    represented by the sole shareholder PAREXEL Unternehmensbeteiligung GmbH, represented by its managing director Josef von Rickenbach

       - referred to as "Company" and/or "Shareholder" in the following -

                                       and

                                Dr.Ulf Schneider,
                       Brucknerstrasse 49, D-12247 Berlin

             - referred to as "Managing Director" in the following

                                    PREAMBLE

The Managing Director has been employed since the 13th of August, 1990 by the Company. The first employment contract as Managing Director was concluded on the 13th of August, 1996 and has been amended several times since.

In order to clarify a contractual situation which has become confusing by the many amendments and further on to simplify the situation for the representatives of the Company who do not speak German, the parties have agreed to reduce to writing the contractual situation which exists among them in one authoritative amended and restated document and have this written in English, which shall be effective from the date last signed below.

                                    SECTION 1

              DUTIES AND RESPONSIBILITIES OF THE MANAGING DIRECTOR

(1) The Managing Director has been nominated by the shareholders' meeting of January the 4th, 1996. He has sole power of representation and is relieved from the restrictions of Section 181 of the German Civil Code.

(2) The Managing Director has the responsibility for the commercial and administrative side of the business of the Company. He is obligated to co-ordinate his activities with the other members of management
(Geschaftsfuhrung).

(3) In managing the business of the Company, the Managing Director shall employ the care of a diligent and conscientious Managing Director; he shall adhere to the law, the bylaws

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of the Company, this employment contract as it may be amended from time to time, with the policies and procedures issued for management by the Company and with any instructions provided to him by the Company.

(4) Based on his function, the Managing Director is simultaneously corporate senior vice president and member of the executive committee and business review committee (BRC) of PAREXEL International Corporation. The Managing Director shall devote his entire working capability to the Company. He shall work full time, but is not bound by specific working hours and chooses his working tools in his own discretion. The assumption of new and/or other employment requires the prior permission of the shareholders, except teaching related activities that do not affect the contractual duties of the Managing Director under this agreement. This requirement of prior approval applies also to other activities for which the Managing Director receives any kind of benefit, which is transferred to the Company after the deduction of tax and expenses. Upon request the Managing Director has to inform the Company on kind, content and extent of any additional activities and respective benefits. The Managing Director is also permitted by the Shareholder to simultaneously assume the function of a visiting Professor at the professional training high school (Fachhochschule), Brandenburg. Any remuneration paid to Managing Director for such services shall be paid over completely to the Company.

                                    SECTION 2

        SCOPE OF THE MANAGING DIRECTOR'S AUTHORITY TO MANAGE THE COMPANY

(1) The Managing Director's authority extends to all actions which are within the Company's usual business operations and is subject to the terms and conditions set forth in the Company's corporate business operating procedures and policies, including (but not limited to) policies governing capital expense approval, signatory authority, procurement, suppliers and purchasing approval. The prior consent of the Shareholder is, however, required to carry through the transactions subsequently listed even if they are part of the normal scope of the business:

      a) Relocation of the administrative centres/offices, selling of significant part (assets) of the Company, the setting up or closing down of branch offices, the founding, acquisition or selling of other companies or the securing of an interest in such companies, the initiation and/or discontinuation of existing areas of activity;

      b) The acquisition, selling or encumbering of real property or equivalent rights in real property;

      c) The conclusion, termination and amendment of Company agreements (agreements according to Section 291 et seq of the German Stock Corporation Act);

      d) The assuming of obligations based on bills of exchange, the assuming of guarantees unless such guaranty is necessary within the scope of certain transaction of the ordinary business; and



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      e)    Assuming or extending loans or the change of credit lines provided the amount of EUR 25,000 is exceeded, or where the credits/loans are to be extended to the Managing Director himself, his spouse or his relatives, or for persons related by marriage.

(2) The necessary consent according to previous subSECTION is not required if the measure in question is provided for in the annual budget or if its volume is provided for in the budget.

(3) The consent required is deemed to have been given if the transaction in question has been co-signed or an approval is available according to the Company's policies and procedures in effect at the time of the transaction.

(4) If the necessary consent cannot be given in cases of extreme urgency, the Managing Director is entitled to act without this consent. In this case, however, he shall report the transaction and the reason of its urgency immediately to the Shareholder.

                                    SECTION 3

                     DURATION & TERMINATION OF THE AGREEMENT

(1) This Agreement shall be for an indefinite period of time.

(2) This Agreement may be terminated by either party upon the giving of six (6) months notice, effective on the last day of the month in which notice is given.

(3) Notice shall be in writing in order to be valid; in case of notice by the Company, the reasons for the termination shall be provided. The revocation of the corporate nomination as Managing Director shall not be deemed, in and of itself, to be sufficient notice under this Section 3.

(4) The right to give notice of immediate termination for cause remains unaffected.

(5) If the Managing Director's employment is terminated by the Company without cause, the Managing Director will be entitled to receive severance pay equal to one month of pay for every year of service. (Severance payments shall be a minimum of six (6) months and capped at twelve (12) months). Monthly severance pay is calculated on the basis of the monthly remuneration consisting of the global salary and the bonus that has actually been paid as an average during the last twenty-four (24) months. Managing Director shall also be entitled to payment of a pro rata payout of his then target bonus for the fiscal year in which the termination occurs (currently 40% of the base salary). Pro rata means that he shall be entitled to a portion of his target bonus which corresponds to the number of months he has spent in the employ of the Company during the fiscal year in which notice becomes effective as opposed to twelve months. (The bonus payment shall accordingly always be x/12.) The obligation to pay severance upon termination set forth in this Section 3(5) does not apply if the Managing Director's employment is terminated for cause based on the conduct of the Managing Director.

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(6) In calculating the period of service for Section 3(5) above, it must be considered that Managing Director's employment with Company started on 13th August 1990 and has continued since that date.

(7) The Agreement is terminated automatically and without the requirement of notice from either side, and without payment under Section 3(5) above, at the end of the year in which the Managing Director turns 65. An extension of the Agreement exceeding this point in time requires a separate agreement in writing.

                                    SECTION 4

                             REMUNERATION (EARNINGS)

(1) The Managing Director's annual base salary shall be paid in part in Euros
(EUR) and in part US dollars (USD). Beginning on the 1st of January 2005, the Managing Director's base salary will be paid at the rate of EUR 157,470 per annum and US 103,000 per annum, however, the rate of the USD portion of the Managing Director's annual base salary shall be adjusted quarterly as set forth in this Section 4(1).

On or before the tenth day of each fiscal quarter commencing after March 31, 2005, the Company will compare the average USD to EURO interbank exchange rate (Exchange Rate) on the first day of the immediately preceding fiscal quarter (Start Rate) with the exchange rate on the last day of the immediately preceding fiscal quarter (End Rate). If the difference between the Start Rate and the End Rate is less than 5%, then the Managing Director's USD salary shall not be adjusted. If the difference between the Start Rate and the End Rate is greater than 5%, then, effective as of the first day of the fiscal quarter in which such comparison is being made, the annual base rate of the Managing Director's USD salary then in effect shall be adjusted by the same percentage as the difference between the End Rate and Start Rate to (a) increase the annual USD salary base rate if the End Rate is higher than the Start Rate and (b) to decrease the annual USD salary base rate if the End Rate is lower than the Start Rate. For purposes of this Section 4(1), the Exchange Rate shall be the rate reported on www.oanda.com, or, if www.oanda.com is unavailable, the equivalent rate reported in the Wall Street Journal.

For the avoidance of doubt, the Exchange Rate on January 1, 2005 was .73720. If the Exchange Rate on March 31, 2005 is between .70034 and .77406 (a range of difference of 5%), no adjustment will be made. If the Exchange Rate on March 31, 2005 is outside of this range, an adjustment will be made with effect from April 1, 2005. For example, if the Exchange Rate on March 31, 2005 is .78143 (an increase of 6%), the Managing Director's USD salary in effect will be increased by 6% to USD 109,180.

(2) The salary shall be paid in twelve equal instalments at the end of each month plus the employer's share (statutory social security pension insurance, health insurance,

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unemployment and sick nursing insurance) (gesetzliche Renten-, Kranken-,
Arbeitslosen- und Pflegeversicherung). Here, the different location will retain the aforementioned percentage split for the salary payments.

(3) In addition, the Managing Director is entitled to participation in the Management Incentive Plan (MIP). The Managing Director's current participation in MIP is 40% of his annual salary. Managing Director's participation shall be governed by the terms of the Plan document, as may be amended from time to time. In the event of the Managing Director's voluntary termination of employment, his eligibility for MIP payments will be governed by the terms of the Plan. A right to payment does not exist.

(4) The Managing Director has no claim for remuneration of overtime worked on Sundays, Holidays or other extra-time.

(5) The salary of the Managing Director shall be examined according to the Company's policy.

                                    SECTION 5

                               OTHER REMUNERATION

(1) A mid-range company car shall be put at the disposal of the Managing Director for business and private use. If the Managing Director does not use a company car he is entitled to a lump sum remuneration of EUR 750 per month for using his private car.

(2) In lieu of a Company pension, the Managing Director is entitled to an amount of EUR 750 per month to be used for life insurance, starting on 1st of June, 1996. The amount of EUR 750 shall be adjusted annually in accordance with the development of the cost of living index for a four (4) person employee household with average/middle income.

                                    SECTION 6

               REMUNERATION IN CASE OF ILLNESS, ACCIDENT OR DEATH

(1) In the case of illness or in the event that Managing Director is incapacitated for reasons not attributable to the Managing Director, the right of payment of remuneration shall remain in effect for a six (6) month period.

(2) In the event of death of the Managing Director while this Agreement is in effect, the widow, or the dependent children of the Managing Director, shall be entitled to the remuneration under this Agreement for the month in which the death occurred and for six (6) additional months thereafter.

                                    SECTION 7

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                                  HOLIDAY LEAVE

(1) The Managing Director is entitled to holiday leave amounting to 30 working days per calendar year based on the five-day workweek.

(2) For the year in which this Agreement ends, the Managing Director is entitled to a pro rata portion of leave.

(3) Otherwise, the same rules apply to the holiday leave of the Managing Director as to the leave of the other employees of the Company.

                                    SECTION 8

                CONFIDENTIALITY OBLIGATIONS AND BUSINESS RECORDS

(1) The Managing Director undertakes to maintain the secrecy all confidential matters and proceedings especially business and Company secrets that become known to him during his employment with the Company. This obligation continues for five (5) years after Managing Director's employment with the Company ends. It shall not apply to such facts which are known or become known in the public domain.

(2) By separate declaration, the Managing Director has undertaken to maintain the confidentiality of personnel related data.

(3) Upon termination of his employment with the Company, the Managing Director shall, without prompting by the Company, return any and all records and business related materials pertaining to matters of the Company. Managing Director has no right to retention of any documents or records containing Company confidential or proprietary information.

                                    SECTION 9

                                   INVENTIONS

All inventions made by the Managing Director during the period of his employment will be treated according to paragraph 2.1 - 2.3 of the Company's Key Employee Agreement, which applies to Managing Director as follows:

(1) The Managing Director hereby assigns to the Company his entire right, title and interest in any invention, data (whether in written, schematic or any other form) or idea, patentable or not, including without limitation any software and software documentation, made or conceived or reduced to practice or learned by Managing Director either alone or jointly with others during the period of Managing Director's employment: (a) while working for, or arising out of his work with the Company in any capacity; or (b) which relates in any manner to, or is useful in, the actual or planned business or products of the Company or relates in any manner to, or is useful in, its actual or anticipated research and development, or is suggested by or results from any task assigned to Managing Director or others by the

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Company or work performed by Managing Director or others for or on behalf of the
Company or which is discovered or developed using any of the Company's facilities or Company time.

(2) Managing Director agrees that in connection with any invention, data or idea covered by the above paragraph, he will (a) disclose it promptly to the Company and (b) will, at the Company's request, promptly execute a specific assignment to title to the Company and do anything else reasonably necessary to enable the Company to secure a patent or acquire or enforce any rights in the invention, data or idea.

(3) If for any reason, including incapacity, the Company is unable, after reasonable effort, to secure Managing Director's signature on any document or documents needed to apply for, perfect or otherwise acquire a patent or any other rights in the invention, data or idea, or to enforce such rights, Managing Director hereby irrevocably designates the Company as his agent and attorney in fact, to act for and in his behalf to execute and file such documents with the same legal force and effect as if executed by Managing Director.

(4) The parties agree that the German law concerning inventions made by Employees (Gesetz ueber Arbeitnehmererfindungen - ArbNErfG) is not applicable on inventions of the Managing Director.

(5) If a provision of the paragraphs 2.1 - 2.3 of the Key Employee Agreement, as set forth above in this Section 9 is in conflict with mandatory German rules or otherwise becomes invalid or unenforceable, this shall not otherwise affect the validity of the other provisions. The parties are obliged in such a case to insert a valid or enforceable provision in place of the invalid or unenforceable one, which as closely as possible corresponds with the economic purpose of the provisions to be replaced. In case this is not possible, inventions made by the Managing Director will be treated in accordance with the ArbNErfG an the "Richtilinien fur die Vergutung von Arbeitnehmerefindungen im privaten Dienst" (guidelines issued by the Federal Ministry of Labor in accordance with SECTION 11 ArbNErfG). The Company has exclusive right to exploit without compensation suggestions of improvements made by the Managing Director.

                                   SECTION 10

                           PROHIBITION ON COMPETITION

(1) The Managing Director shall refrain from any activity that would be in competition with the Company or any of its affiliated subsidiaries in a direct or indirect way during the tenure of this Agreement, as well as during such time as is covered by any severance paid out to Managing Director in accordance with
Section 3(5) of this Agreement. (E.g. if the Managing Director is entitled to six months severance payment he then has to abstain from competition equally for six months.) The Managing Director undertakes especially to refrain from being

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employed by a competitor, to not conclude an advisory agreement with a competitor nor to establish or buy a competitor, nor to directly or indirectly acquire any holding in such a competitor during the entire period in which he receives severance compensation from the Company.

(2) In the event that the Managing Director voluntarily terminates his employment with the Company, the Managing Director undertakes further on, to abide by the non-competition obligations set forth in Section 10(1) for a six
(6) month period after termination of the Agreement. The Managing Director is entitled to compensation during this six (6) month period of non-competition. This compensation is computed per month as set forth in Section 4 of this Agreement. Any other emoluments (i.e. payments, salary) received by Managing Director during this time shall be deducted from the compensation owed by Company under this Section 10 (2) according to paragraph 615 of the Civil Code. This six (6) month non-competition period shall be in addition to and shall not run concurrently with the six (6) month notice requirement under this Agreement. (This Section 10(2) shall not apply to a situation in which the resignation by the Managing Director would be regarded legally as an involuntary discharge by the Company.)

(3) This non-competition clause does not apply to buying shares in a competitive company as long as such purchase is not otherwise in violation of other applicable internal regulations, policies or guidelines. (4) If the Managing Director violates this non-competition provision, he is obligated to pay damages.

                                   SECTION 11

                             TIME BARRING OF CLAIMS

All mutual claims resulting from this Agreement and such claims which are connected to this Agreement shall expire unless they are brought forward against the other party in writing within three (3) months of the time that such claim arose.

                                   SECTION 12

                                FINAL PROVISIONS

(1) If any provision of this Agreement is totally or partially invalid or void or should lose its legal validity later on, this does not affect the validity of the other provisions. The invalid provision shall be replaced by another adequate provision, to the extent that this is legally permissible, which comes as near as possible to what the parties had in mind or would have had in mind if they had been aware of the invalidity or voidness of the regulation.

(2) Changes and amendments to this Agreement shall be in writing.

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(3) As a place of performance and to the extent legally possible, Berlin shall be agreed also as the venue. The parties agree that there are no agreements among the parties other than those contained in this Agreement.

SIGNED AND AGREED TO BY:

/s/ Josef H. von Rickenbach
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For the Company - PAREXEL
International GmbH

Date: February 21, 2005

/s/ Ulf Schneider
-----------------
The Managing Director - Dr. Ulf Schneider

Date: February 11, 2005